Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-240381 on Form S-11 of our report dated February 27, 2020 relating to the financial statements of Broadstone Net Lease, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Rochester, New York

September 8, 2020